UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)       January 16, 2015

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	000-15451	06-0854886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code                                                                      (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 16, 2015, Photronics, Inc. (the “Company”), entered into agreements to issue $57.5 million principal amount of a new series of separate, privately negoatiated 3.25% Senior Convertible Notes due 2019 (the “New Notes”), in an exchange with holders of its 3.25%  Senior Convertible Notes due 2016 (the “Old Notes”), which were issued in 2011.  The New Notes will mature on April 1, 2019 and retain the same conversion rate (96.3879 shares of common stock per $1,000, equivalent to a strike price of approximately $10.37 per share of common stock) as the Old Notes.  Following the transactions $57.5 million in aggregate principal amount of the 2016 Notes will remain outstanding with terms unchanged.  The exchange is expected to close on January 22, 2015 subject to customary closing conditions.

Participation in the exchange was limited to holders of the Old Notes who certified to the Company that they were accredited investors or  “qualified institutional buyers” ( “QIBs”) as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes were issued to the accredited  investors and QIBs in a private placement pursuant to Section 4(a)(2) under the Securities Act.

The New Notes are senior unsecured obligations of the Company, ranking equally with its other unsecured and unsubordinated obligations.  The New Notes are effectively subordinated to all liabilities of the Company’s subsidiaries, including trade payables.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release dated January 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	January 16, 2015	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press release dated January 16, 2015.